                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                           _________________________


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



 Date of Report (date of earliest event reported):  May 2, 1995 (April 17, 1995)



                          CORAM HEALTHCARE CORPORATION
             (Exact name of Registrant as specified in its charter)


          Delaware                       1-11343                 33-0615337
(State or other jurisdiction           (Commission             (IRS Employer
     of incorporation)                 File Number)         Identification No.)


       1125 Seventeenth Street, 15th Floor, Denver, Colorado  80202
             (Address of principal executive offices)       (Zip Code)


                                 (303) 292-4973
              (Registrant's telephone number, including area code)


                                 Not applicable
             (Former name or address, if changed since last report)





                               Page 1 of 4 Pages

ITEM 5.  OTHER EVENTS.

         On April 17, 1995, Coram Healthcare Corporation, a Delaware corporation (the "Company"), and its wholly-owned subsidiary, CHC Acquisition Corp., a Delaware corporation (the "Merger Sub"), entered into a merger agreement with Lincare Holdings Inc. ("Lincare"), a Delaware corporation, and issued the press release attached hereto as Exhibit A, which is incorporated herein in its entirety by this reference.

         Pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 17, 1995, by and among the Company, Merger Sub and Lincare, attached hereto as Exhibit B and incorporated herein in its entirety by this reference, Merger Sub will be merged with and into Lincare, whereupon Lincare will become a wholly-owned subsidiary of the Company (the "Merger"). The Boards of Directors of the Company and Lincare have agreed to recommend approval of the Merger to their respective stockholders, subject to their fiduciary obligations. The obligations of Lincare and the Company to consummate the Merger are subject to the satisfaction of certain conditions set forth in the Merger Agreement, including the approval of the Merger by the stockholders of Lincare and the Company and the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

         Under the Merger Agreement, the holders of Common Stock of Lincare (the "Lincare Common Stock") will receive 1.5354 shares (the "Exchange Ratio") of Common Stock of the Company ("Coram Common Stock") for each outstanding share of Lincare Common Stock held by such stockholder and each option to purchase Lincare Common Stock ("Lincare Option") issued pursuant to Lincare's stock option plans, will be assumed by the Company and will constitute an option to acquire, on the same terms and conditions as were applicable under such Lincare Option, shares of Coram Common Stock, on the basis of the Exchange Ratio.

         The Merger Agreement may be terminated and the Merger abandoned, before or after approval by the stockholders of Lincare and the Company if the Merger has not been consummated, or the approval of Coram's stockholders or Lincare's stockholders has not been obtained, by October 31, 1995. In addition, the Merger Agreement may be terminated by either Lincare or the Company if, among other things, (i) the board of directors of either Lincare or the Company determines that termination is required to comply with its fiduciary duties to the Company's stockholders with respect to any offer or proposal to acquire all or a substantial part of its business and properties or any interest in its securities or debt securities whether by purchase, merger, purchase of assets, tender offer, exchange offer, business combination or otherwise (a "Third Party Transaction") or (ii) in response to the board of directors of the Company modifying or withdrawing its determination to recommend to its stockholders approval of the Merger Agreement and the transactions contemplated thereby (other than a modification indicating it is considering a Third Party Transaction).

         If a party terminates the Merger Agreement as a result of (i) a Third Party Transaction or (ii) as a result of the modification or withdrawal of the other party's determination to recommend that its stockholders approve the Merger Agreement and the transactions contemplated thereby, the non-terminating party in the case of clause (i) and the terminating party in the case of clause
(ii) will receive a fee of $15 million, plus up to $3 million in





                               Page 2 of 4 Pages
expenses, in immediately available funds. In either case, the party receiving the termination fee will also receive an additional $15 million from the other party if the other party consummates a Third Party Transaction within nine months of the date that the Merger Agreement is terminated.

         In connection with the execution of the Merger Agreement, two officers of Lincare, John P. Byrnes and Howard R. Deutsch, executed employment agreements with the Company. The effectiveness of the employment agreements is contingent upon the consummation of the Merger. In addition, following the consummation of the Merger, James T. Kelly and Frank T. Cary, two members of the Board of Directors of Lincare, will be appointed to the Company's Board of Directors, with Mr. Kelly serving as Vice-Chairman of the Board of Directors.



ITEM 7.  EXHIBITS.

         99.1        Press Release Issued by the Company on April 18, 1995.

         99.2 Agreement and Plan of Merger, dated as of April 17, 1995, by and among Coram Healthcare Corporation, CHC Acquisition Corp. and Lincare Holdings Inc.





                               Page 3 of 4 Pages

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    May 2, 1995             CORAM HEALTHCARE CORPORATION
                                 (registrant)


                                 By: /s/ Sam R. Leno
                                     ------------------------------------------
                                     Sam R. Leno
                                     Vice President and Chief Financial Officer





                               Page 4 of 4 Pages

                                Exhibit Index

Exhibit
Number                           Description                             Page
- - -------                          -----------                             ----
  99.1     Press Release Issued by the Company on April 18, 1995.

  99.2 Agreement and Plan of Merger, dated as of April 17, 1995, by and among Coram Healthcare Corporation, CHC Acquisition Corp. and Lincare Holdings Inc.